Exhibit 99.1

Contact:

Helen Rotherham
VP Investor Relations
(949) 699-4804

THE WET SEAL, INC. ANNOUNCES
FINANCING NEGOTIATIONS

        FOOTHILL RANCH, Calif. — (BUSINESS WIRE) — Nov. 3, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq:WTSLA) announced today that it is considering a transaction with S.A.C. Capital Management, LLC (“S.A.C.”) pursuant to which the Company would issue $40 million of Convertible Notes, convertible into common stock at $1.50 per share and due 7 years from the date of issuance (the “Notes”), plus Additional Investment Right Warrants (“Rights”), convertible by S.A.C. into Notes and exercisable into common stock at prices between $1.65 and $1.75 per share. The Company may, six months after Closings, require S.A.C. to exercise these Rights and thus would raise an additional $15.85 million. The Company would also issue warrants for 13.6 million shares exercisable for up to 5 years at prices between $1.75 and $2.75 per share. The exercise price of these securities will be subject to full ratchet anti-dilution provisions.

        If the Wet Seal Board of Directors approves the transactions and definitive agreements are signed, the Company would seek shareholder approval pursuant to a proxy solicitation. Closing would occur thereafter, anticipated to be in late December or early January. The Company and S.A.C. have executed an exclusivity agreement with respect to the transactions.

        If definitive agreements are signed, S.A.C. has agreed to provide $10 million of interim financing to support the Company’s operations through closing.

        The Company has been assisted in these negotiations by Rothschild, Inc.

About The Wet Seal, Inc.

        Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 464 Wet Seal stores and 95 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products, proposed financing transactions or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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